EXHIBIT 99.7

NRG INTERNATIONAL LLC AND SUBSIDIARIES

Unaudited Consolidated Financial Statements
At March 31, 2005 and December 31, 2004
and for the Three Months Ended March 31, 2005
and for the Three Months Ended March 31, 2004

NRG INTERNATIONAL LLC AND SUBSIDIARIES

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$235,946	$177,389
Restricted cash	17,811	59,517
Accounts receivable	57,292	59,875
Current portion of notes receivable	26,558	85,124
Inventory	20,428	20,713
Prepayments and other current assets	21,339	5,157

Total current assets	379,374	407,775
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $33,039 and $26,800, respectively	447,596	456,401
Equity investments in affiliates	416,282	401,727
Notes receivable, less current portion	408,151	433,962
Notes receivable — affiliate	113,581	119,666
Derivative instruments valuation	17,404	34,926
Other assets	51	3,376

Total assets	$1,782,439	$1,857,833

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of long-term debt and capital leases	66,782	$69,904
Notes payable — affiliate	—	57,344
Accounts payable	34,270	36,231
Accounts payable — affiliate	11,022	15,905
Accrued income tax	5,822	4,965
Accrued liabilities	9,530	8,454
Current deferred taxes	113	93
Other current liabilities	17,319	996

Total current liabilities	144,858	193,892
Other liabilities
Long-term debt and capital leases	195,261	233,898
Notes payable — affiliate	153,865	155,496
Deferred income taxes	157,722	164,897
Postretirement and other benefit obligations	7,630	8,605
Derivative instruments valuation	93,887	112,447
Other long-term obligations	24,622	20,409

Total liabilities	777,845	889,644

Member’s equity	1,004,594	968,189

Total liabilities and member’s equity	$1,782,439	$1,857,833

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2005	2004
	(in thousands)
Operating Revenues	$85,428	$97,282

Operating costs	70,292	66,401
Depreciation and amortization	6,597	5,128
General and administrative expenses	1,735	3,414

Income from operations	6,804	22,339
Equity in earnings of unconsolidated affiliates	30,414	10,654
Write downs and losses on sales of equity method investments	—	(1,973)
Other income, net	26,178	(2,189)
Interest expense	(3,608)	1,759

Income from continuing operations before income taxes	59,788	30,590
Income tax expense	4,615	6,861

Income from continuing operations	55,173	23,729
Loss on discontinued operations, net of income taxes	—	(1,958)

Net income	$55,173	$21,771

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY
AND COMPREHENSIVE INCOME

					Accumulated
					Other
			Member	Accumulated	Comprehensive	Total
	Member		Contributions/	Net Income	Income	Member’s
	Units	Amount	Distributions	(Loss)	(Loss)	Equity
	(in thousands except for units)
Balances at December 31, 2003 (audited)	1,000	$1	$771,256	$3,264	$19,213	$793,734
Net income	—	—	—	21,771	—	21,771
Foreign currency translation adjustments and other	—	—	—	—	(2,389)	(2,389)
Deferred unrealized gain on derivatives, net	—	—	—	—	6,796	6,796

Comprehensive income	—	—	—	—	—	26,178

Balances at March 31, 2004 (unaudited)	1,000	$1	$771,256	$25,035	$23,620	$819,912

Balances at December 31, 2004 (audited)	1,000	$1	$808,664	$92,934	$66,590	$968,189
Net income	—	—	—	55,173	—	55,173
Foreign currency translation adjustments and other	—	—	—	—	(22,674)	(22,674)
Deferred unrealized gain on derivatives, net	—	—	—	—	3,906	3,906

Comprehensive income	—	—	—	—	—	36,405

Balances at March 31, 2005 (unaudited)	1,000	$1	$808,664	$148,107	$47,822	$1,004,594

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(in thousands)
Cash flows from operating activities
Net income (loss)	$55,173	$21,771
Adjustments to reconcile net income to net cash provided by operating activities
Distributions in less than equity earnings of unconsolidated affiliates	(26,166)	(7,789)
Depreciation and amortization	6,597	5,612
Amortization of debt premium	(193)	(186)
Unrealized (gains) losses on derivatives	1,402	(3,362)
Deferred income taxes	(2,239)	2,782
Write down of equity method investment	—	1,973
Write-off of debt premium	(9,783)	—
Minority interest	—	(230)
Amortization of out-of-market power contracts	7,075	12,164
Changes in assets and liabilities
Accounts receivable	(1,102)	(14,469)
Inventory	12	(55)
Prepayments and other current assets	(3,900)	477
Accounts payable	(2,256)	7,597
Accrued expense and other current liabilities	3,706	7,246
Other assets and liabilities	3,150	(1,321)

Net cash provided by operating activities	31,476	32,210

Cash flows from investing activities
Capital expenditures	(634)	(1,440)
Decrease in note receivable	64,575	6,461
Decrease/(increase) in restricted cash	41,423	(5,567)

Net cash (used in) provided by investing activities	105,364	(546)

Cash flows from financing activities
Proceeds from issuance of debt	203,058	14,165
Principal payments on long-term debt	(279,368)	(12,123)

Net cash provided by (used in) financing activities	(76,310)	2,042

Effect of exchange rate changes on cash and cash equivalents	(1,973)	(122)
Change in cash from discontinued operations	—	(59)

Net change in cash and cash equivalents	58,557	33,525
Cash and cash equivalents
Beginning of period	177,389	127,020

End of period	$235,946	$160,545

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — General

     NRG International LLC, or the Company, a Delaware company incorporated on October 12, 1992, and converted to a limited liability company in November 2002, is a directly held, wholly owned subsidiary of NRG Energy, Inc., or NRG Energy.

     The Company was formed for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates, certain non-U.S. power generation facilities including those owned by Flinders Power, or Flinders, in Australia and Saale Energie GmbH, or SEG, in Germany. Flinders is a 760 MW power station and coal mine which sells electricity into the South Australian market. SEG owns a 400 MW coal powered power station located in Halle, Germany and sells output to Vattenfall Europe A.G., or VEG, under a power purchase agreement. In addition, the Company holds various investments in projects accounted for under the equity method. See Note 5.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission’s regulations for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accounting policies we follow are set forth in Note 2 to the Company’s annual financial statements for the year ended December 31, 2004 as filed by NRG Energy, Inc. on Form 8-K on June 15, 2005. The following notes should be read in conjunction with such policies and other disclosures. Interim results are not necessarily indicative of results for a full year.

     In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all material adjustments (consisting of normal, recurring accruals) necessary to present fairly our consolidated financial position as of March 31, 2005, the results of our operations and member’s equity for the three months ended March 31, 2005 and 2004, and our cash flows for the three months ended March 31, 2005 and 2004. Certain prior-year amounts have been reclassified for comparative purposes.

Restricted Cash

     Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within our projects that are restricted in their use. These funds are used to pay for current operating expenses and current debt service payments, per the restrictions of the debt agreements.

Accounting Estimates

     Management of the Company is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Note 3 — Discontinued Operations

     The Company has classified certain business operations, and gains/losses recognized on sale, as discontinued operations for projects that were sold or have met the required criteria for such classification. The financial results for all of these businesses have been accounted for as discontinued operations. Accordingly, prior period operating results have been restated to report the operations as discontinued.

     SFAS No. 144 requires that discontinued operations be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In applying those provisions, the Company’s management considered cash flow analyses, bids and offers related to those assets and businesses. This amount is included in income/(loss) on discontinued operations, net of income taxes in the

NRG INTERNATIONAL LLC AND SUBSIDIARIES

accompanying consolidated statements of operations. In accordance with the provisions of SFAS No. 144, assets held for sale will not be depreciated commencing with their classification as such.

     Summarized results of operations of the discontinued operations were as follows. For the three months ended March 31, 2004, discontinued results of operations include the Company’s Hsin Yu project only. For the three months ended March 31, 2005 there were no operating results for discontinued operations.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(in thousands)
Operating revenues	$—	8,266
Pre-tax (loss)/income from operations of discontinued components	—	(2,042)
Net income (loss) on discontinued operations	—	(1,958)

Note 4 — Notes Receivable

     As of December 31, 2004, we had a note receivable from Petrobras of $57.3 million related to the arbitral award. On February 16, 2005, a conditional settlement agreement was signed with Petrobras, whereby Petrobras is obligated to pay the Company $70.8 million. This payment was received on February 25, 2005. The amounts paid in excess of the $57.3 million were recognized in earnings within other income in the first quarter of 2005 as the settlement was accounted for as a gain contingency. In addition to the settlement figure, we have the right to continue to seek recovery of US$12.3 million that is currently being held by Petrobras pending a ruling in a related dispute with a third-party. This related dispute is also being accounted for as a gain contingency.

Note 5 — Investments Accounted for by the Equity Method

     The Company has investments in various international energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the net income or losses of these projects is reflected as equity in earnings of unconsolidated affiliates.

     A summary of certain of the Company’s more significant equity method investments, which were in operation at March 31, 2005, is as follows:

		Economic
Name	Geographic Area	Interest
Gladstone Power Station	Australia	38%
MIBRAG GmbH	Europe	50%
Enfield	Europe	25%

     Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method is as follows:

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(in thousands)
Operating revenues	264,364	230,330
Operating income	71,525	56,526
Net income	45,952	35,291

     The Company has ownership in three companies that were considered significant as defined by applicable SEC regulations as of December 31, 2004: Gladstone Power Station UJV, or Gladstone, Mibrag GmbH, or Mibrag and Enfield Energy Centre Limited, or Enfield. The Company accounts for these investments using the equity method. These businesses operate power generation facilities and are subject to the risks inherent to those businesses, including (but not limited to) fluctuations in prices for generated power and

NRG INTERNATIONAL LLC AND SUBSIDIARIES

fuels used in the power generation process. These businesses attempt to mitigate such risks by primarily entering into long term delivery and supply agreements to the extent applicable as more fully described below.

Gladstone

     The Company owns a 37.5% interest in Gladstone, an unincorporated joint venture, or UJV, which operates a 1,680 megawatt coal-fueled power generation facility in Queensland, Australia. The operations of the power generation facility are managed by the majority partner in the joint venture using employees of affiliates of the Company. Operating expenses incurred in connection with the operation of the facility are funded by each of the partners in proportion to their ownership interests. Coal is sourced from a mining operation owned and operated by the Company’s joint venture partners and other investors under a long term supply agreement. The Company and its joint venture partners receive a majority of their respective share of revenues directly from customers and are directly responsible and liable for project related debt, all in proportion to their ownership interests in the UJV. Power generated by the facility is sold on the national market under a long term agreement. The following tables summarize financial information for Gladstone UJV, including interests owned by the Company and other parties for the periods shown below:

     Results of operations:

	For the Three Months Ended March 31,
	2005	2004
	(in thousands)
Operating revenues	61,483	63,517
Operating income	19,785	16,085
Net income	11,414	8,305

Mibrag

     The Company also owns a 50% interest in Mibrag. Located near Leipzig, Germany, Mibrag owns and manages a coal mining operation, three lignite fueled power generation facilities and other related businesses. Approximately 50% of the power generated by Mibrag is used to support its mining operations, with the remainder sold to a German utility company. A portion of the coal from Mibrag’s mining operation is used to fuel the power generation facilities, but a majority of the mined coal is sold primarily to two major customers, including Schkopau, a subsidiary of the Company. A significant portion of the sales of Mibrag are made pursuant to long-term coal and energy supply contracts. The following tables summarize financial information for Mibrag, including interests owned by the Company and other parties for the periods shown below:

     Results of operations:

	For the Three Months Ended March 31,
	2005	2004
	(in thousands)
Operating revenues	111,222	110,522
Operating income	20,808	22,540
Net income	15,486	18,458

Enfield

     Prior to April 1, 2005, the Company owned a 25% interest in Enfield. Located in Enfield, North London, UK, Enfield owns and operates a 396 MW, natural gas-fired combined cycle gas turbine power station. Enfield sells electricity generated from the plant in North London and the gas generated to BG Exploration and Production Limited under a long term gas supply contract. Enfield has a long-term agreement that effectively fixes the purchase price of its gas supply. The purpose of the contract, which was executed in August of 1997 and extends through October of 2014, is to mitigate the risk associated with fluctuations in the price of gas utilized in the generation of electricity at the Company’s facility. This contract is considered a derivative as defined by FASB Statement No. 133, and is afforded mark-to-market accounting treatment. Prior to April 1, 2005 we were subject to volatility in earnings associated with fluctuations in the market price of gas. Enfield has the ability to consume the gas for generation, and therefore the Company’s risk of loss associated with the contract is minimal. Given an increase in the price of natural gas in the UK market during the three months ended March 31, 2005 and March 31, 2004, the Company recorded gains of $11.9 million and $1.2 million, respectively, associated with the value of this contract. The following table summarize financial information for Enfield, including interests owned by the Company and other parties for the periods shown below:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     Results of operations:

	For the Three Months Ended March 31,
	2005	2004
	(in thousands)
Operating revenues	79,085	53,391
Operating income	21,644	16,419
Net income	9,763	7,046

     On April 1, 2005, the Company completed the sale of its 25% interest in Enfield to Infrastructure Alliance Limited, which resulted in net pre-tax proceeds of $59.5 million. A gain of approximately $6.0 million will be recorded upon completion of the sale. Additionally, the Company expects to receive an additional amount of $4.0 million based upon the post-closing working capital adjustment. The Company was relieved of any future obligations related to its long terms gas supply contract with BG Exploration and Production Limited and also was relieved of any future obligations related to the long term debt in the project.

Note 6 — Derivative Instruments and Hedging Activities

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s power sales contracts, oil contracts, long-term gas purchase agreements and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At March 31, 2005, the Company had various commodity contracts extending through December 2018 .

Energy and Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances, and coal, oil, and gas used to meet fuel requirements. In order to manage these commodity price risks, the Company may enter into transactions for physical delivery of particular commodities for a specific period. Financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

     During the three months ended March 31, 2005 and March 31, 2004, any gain or loss the Company recognized due to ineffectiveness of commodity cash flow hedges was immaterial to the financial results.

Interest Rates

     We are exposed to changes in interest rates through our issuance of variable rate and fixed rate debt. In order to manage this interest rate risk, we have entered into interest-rate swap agreements.

     At March 31, 2005, all of our interest rate swap arrangements have been designated as cash flow hedges.

     Any ineffectiveness relating to interest rate swaps that qualify as hedges during the three months ended March 31, 2005 and 2004 was immaterial to the financial results of the company.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

Foreign Currency Exchange Rates

     To preserve the U.S. dollar value of projected foreign currency cash flows, we may hedge, or protect those cash flows if appropriate foreign hedging instruments are available. As of March 31, 2005, the results of any outstanding foreign currency exchange contracts were immaterial to our financial results.

     Any ineffectiveness relating to foreign currency cash flow hedges during the three months ended March 31, 2005 and 2004 was immaterial to the financial results of the company.

     Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the three months ended March 31, 2005:

	Energy	Interest	Foreign
	Commodities	Rate	Currency	Total
	(In thousands)
Accumulated OCI balance at December 31, 2004	$2,273	$(561)	$—	$1,712
Unwound from OCI during the period:
— Due to unwinding of previously deferred amounts	(954)	(131)	—	(1,085)
Mark to market of hedge contracts (net of tax)	4,236	755	—	4,991

Accumulated OCI balance at March 31, 2005	$5,555	$63	$—	$5,618

Gains/(Losses) expected to unwind from OCI during the next 12 months	5,555	—	—	5,555

     During the three months ended March 31, 2005, the Company reclassified gains of approximately $1.1 million from OCI to current period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the three months ended March 31, 2005, the Company recorded gains of approximately $5.0 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at March 31, 2005 was a gain of approximately $5.6 million.

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the three months ended March 31, 2004:

	Energy	Interest	Foreign
	Commodities	Rate	Currency	Total
	(In thousands)
Accumulated OCI balance at December 31, 2003	$(2,319)	$43	$125	$(2,151)
Unwound from OCI during the period:
— Due to unwinding of previously deferred amounts	(423)	11	—	(412)
Mark to market of hedge contracts (net of tax of $0)	8,395	(1,358)	171	7,208

Accumulated OCI balance at March 31, 2004	$5,653	$(1,304)	$296	$4,645

     During the three months ended March 31, 2004, the Company reclassified gains of approximately $.4 million from OCI to current period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the three months ended March 31, 2005, the Company recorded gains of approximately $7.2 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at March 31, 2005 was a gain of approximately $4.6 million.

 Statement of Operations

     The following table summarizes the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the three months ended March 31, 2005:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$(1,656)	$—	$(1,656)
Cost of operations	—	—	—
Equity in earnings of unconsolidated subsidiaries	11,868	—	11,868
Interest expense	—	—	—

Total statement of operations impact before tax	$10,212	$—	$10,212

     During the three months ended March 31, 2005, our earnings were affected by unrealized gains of $10.2 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

     The following table summarizes the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the three months ended March 31, 2004:

	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$(597)	$—	$(597)
Cost of operations	—	—	—
Equity in earnings of unconsolidated subsidiaries	1,227	(69)	1,158
Interest expense	—	—	—

Total statement of operations impact before tax	$630	$(69)	$561

     During the three months ended March 31, 2004, our earnings were affected by unrealized gains of $.6 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

Note 7 — Long-Term Debt and Capital Leases and Notes Payable

   Flinders Power

     In February 2005, NRG Flinders amended its debt facility of AUD 279.4 million (approximately US $218.5 million) in floating-rate debt. The amendment extended the maturity to February 2017, reduced borrowing costs and reserve requirements, reduced debt service coverage ratios, removed mandatory cash sharing arrangements, and made other minor modifications to terms and conditions. The facility includes an AUD 20.0 million (US $15.7 million) working capital and performance bond facility, under which an AUD 15.5 million (US $12.0 million) indemnity has been issued as of March 31, 2005. NRG Flinders is required to maintain interest-rate hedging contracts on a rolling 5-year basis at a minimum level of 60% of principal outstanding. The amendment to the debt facility was recorded as a debt extinguishment, recognizing a gain of $9.8 million in the first quarter of 2005. Also, upon execution of the amendment, a voluntary principal prepayment of AUD 50 million (US $39.1 million) was made. On March 31, 2005, Flinders made another voluntary prepayment of AUD 10.5 million (US $8.1 million), reducing the outstanding amount to AUD 198.9 million (US $153.9 million). NRG Flinders retains the right to redraw these amounts at any time. As of March 31, 2005, the revolver remained undrawn.

Note 8 — Segment Reporting

     The Company conducts its business within two reportable operating segments — Power Generation Australia and Power Generation Europe. These reportable segments are distinct components with separate operating results and management structures in place.

     For the three months ended March 31, 2005:

	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	49,118	36,310	85,428
Depreciation and amortization	6,594	3	6,597
Equity in earnings in unconsolidated affiliates	6,137	24,277	30,414
Net income	11,948	43,225	55,173

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     For the three months ended March 31, 2004:

	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	62,774	34,508	97,282
Depreciation and amortization	5,125	3	5,128
Equity in earnings in unconsolidated affiliates	3,168	7,486	10,654
Net income from continuing operations	13,780	9,949	23,729
Net loss from discontinued operations		(1,958)	(1,958)
Net income	13,780	7,991	21,771

Note 9 — Income Taxes

     Segments of the Company are included in the consolidated tax return filings as a wholly owned direct held subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal, state and international tax provisions as of the earliest period presented, as if the Company had prepared separate filings. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries nor has it historically pushed down or allocated income taxes to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. The Company operates in various international jurisdictions through its subsidiaries and affiliates and incurs income tax liabilities (assets) under the applicable tax laws and regulations.

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(In thousands)
Income (loss) before taxes	$59,788		$30,590
Tax at 35%	20,926	35%	10,707	35%
State taxes (net of federal benefit)	—	—	(119)	(0.4)%
Foreign tax	(16,311)	(27.3)%	(3,727)	(12.2)%

Income tax expense	$4,615	7.7%	$6,861	22.4%

     As of March 31, 2005, the Company had net operating losses related to the Netherlands of $38.2 million and $95.4 million related to Australia. The tax effected foreign loss carryforwards recorded related to these gross net operating losses were $13.2 million and $28.6 million, respectively, related to the Netherlands and Australia. The carryforward net operating losses have an indefinite life.

     Management assesses the need for a valuation allowance based on SFAS No. 109 criteria that deferred tax assets must be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized. Given the Company’s history of operating losses, it is management’s assessment that deferred tax assets have been reduced to the amount that is more likely than not to be realized by the establishment of the valuation allowance. As of March 31, 2005, the Company believes that it is more likely than not that no benefit will be received for the Netherlands net operating loss deferred tax assets. Therefore, a full valuation allowance of $13.2 million has been provided.

     The valuation allowance as of March 31, 2005 relates to NRGenerating, International BV and the fluctuation in the valuation allowance between the periods shown above which are primarily due to the recomputation of net operating losses available for the current period.

     At March 31, 2005, NRG Energy’s management intends to indefinitely reinvest the earnings from its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes were not provided on the earnings from the foreign subsidiaries. As of March 31, 2005, no U.S. income tax expense was provided on the cumulative income from the Company of $34.7 million.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

The Company’s management is currently reviewing its reinvestment plan pursuant to the American Jobs Creation Act of 2004. This legislation provides for a low tax cost on earnings repatriated in 2005 and reinvested in a company’s U.S. operations.

Note 10 — Benefit Plans and Other Postretirement Benefits

     Employees of Flinders Power, a wholly owned subsidiary of the Company, are members of the multiemployer Electricity Industry Superannuation Schemes, or EISS. Members of the EISS make contributions from their salary and the EISS actuary makes an assessment of the Company’s liability. The consolidated balance sheet includes a liability related to the Flinders retirement plan of $7.5 million and $8.5 million at March 31, 2005 and December 31, 2004 respectively. Flinders Power made contributions of $1.6 million and $2.0 million for the periods ended March 31, 2005 and 2004 respectively.

     The Superannuation Board is responsible for the investment of EISS assets. The assets may be invested in government securities, shares, property and a variety of other securities and the Superannuation Board may appoint professional investment managers to invest all or part of the assets on its behalf.

Note 11 — Commitments and Contingencies

   Matra Powerplant Holding B.V.

     Matra Powerplant Holding B.V. is presently involved in a dispute with the tax authorities. For the tax years from 1998 until 2001, NRGenerating International B.V. indirectly (through Kladno Power (No. 2) B.V. and Entrade Holdings B.V.) held 50% of the issued and outstanding shares in the capital of Matra Powerplant Holding B.V. The shareholders of Matra Powerplant Holding B.V. granted interest-free loans to Matra Powerplant Holding B.V. based upon a favorable tax ruling granted to NRGenerating International B.V. in 1994.

     The tax authorities consider the loans to be informal capital contributions (so-called participatory loans) and thereby refuse the interest deductions of Matra Powerplant Holding B.V. in the subsequent years. To date it is unclear whether these types of interest-free loans should be considered as capital contributions.

     The tax authorities issued the following statutory notices of deficiency and tax assessments:

1998 Notice of Deficiency	Corporate Income Tax 35%	EUR 518,723
1998 Notice of Deficiency	Capital Duty 1%	EUR 615,179
2001 Assessment	Corporate Income Tax 35%	EUR 1,702,349

     Appeals have been filed against the notices of deficiency and tax assessments. For the 1998 corporate income tax notice of deficiency the tax commissioner has to prove that a new fact justifies issuing the notice of deficiency. This is not required for the 1998 capital duty notice of deficiency or the 2001 corporate income tax assessment. It is possible that the Company’s pro rata ownership may lead to the conclusion that there is an exposure for only 50% of the above amounts.

     Unasserted claims and assessments

     Matra Powerplant Holding B.V. received a statutory notice of deficiency in relation to the corporate income tax assessment for the year 1999. The commissioner did not adjust Matra Powerplant Holding B.V.’s taxable income with the interest deductions relating to the interest-free loans. We assume that this is a clear error given the fact that the tax commissioner already took a different position for the years 1998 and 2001. Settled case law states that if the taxpayer should have been aware of this administrative error the tax commissioner can issue a new statutory notice of deficiency, subject to justifying it by a new fact.

     The unasserted assessment amounts to US $1,283,428.

   Threatened claims against the Company’s subsidiaries relating to the funding of several projects, realized by way of
   (informal) capitalization

     The Dutch tax commissioner has asserted that the capitalization of some of the Company’s subsidiaries was basically intended to avoid capital duty in The Netherlands, which could constitute abuse of law (“fraus legis”). In the Company’s correspondence with the

NRG INTERNATIONAL LLC AND SUBSIDIARIES

tax commissioner, the Company made clear that there were other substantial commercial reasons to use these specific structures, including avoidance of currency exchange gains and/or capital duty in Luxembourg and/or other reasons.

     The tax commissioner has not yet responded to the Company’s latest response sent to the commission on May 8, 2003.

     The threatened respective amounts of capital duty for NRGenerating International B.V.: AUD 1,569,366 (US $1,243,506) and AUD 3,784,670 (US $2,998,973). The fine period for seeking prior threatened amounts of capital duty has expired.

     No prediction of the likelihood of an unfavorable outcome can be made at this time.

   NRGenerating Holdings (No. 4) B.V. and Gunwale B.V.

     In the years 1999 and 2000 Gunwale B.V. has been part of a transaction intended to recapitalize NRGenerating Holdings (No. 4) B.V. The recapitalization was structured in a way to avoid capital duty. The tax commissioner has issued statutory notices of deficiency for both NRGenerating Holdings (No. 4) B.V. and Gunwale B.V. arguing that the transactions were a mere “sham” and that under the abuse of law theory, notwithstanding the exemptions claimed, capital duty should be paid.

     Although formally both the companies are no longer held by the Company since they have been sold in April 2004, under the Share Sale Agreement the Company could still become indirectly liable for the capital duty. The share sale agreement under certain circumstances inter alia grants the buyer a put option in relation to the shares in Gunwale B.V. for a predetermined price.

     Dutch counsel for the buyer of NRGenerating Holdings (No. 4) B.V. and Gunwale B.V. has filed objections against these notices.

     The threatened amounts of capital duty due amounts for 1999 to EUR 242,911 for NRGenerating Holdings (No. 4) B.V. and EUR 235,943 for Gunwale B.V. For the year 2000 the threatened amounts of capital duty amount to EUR 1,325,334 for NRGenerating Holdings (No. 4) B.V. and EUR 1,325,334 for Gunwale B.V.

   Matra Powerplant Holding B.V.

     By letter dated September 17, 2004 the tax commissioner responded to a request filed by NRGenerating International B.V., to allocate tax losses to NRGenerating Holdings (No. 4) B.V. upon its departure from the fiscal unity for corporate income tax purposes effective January 1, 2003. The tax commissioner implied that an amount of approximately AUD 140,000,000 of losses should be added to the amount of AUD 377,000,000 which was originally requested by NRGenerating International B.V. By letter dated October 7, 2004 we proposed on behalf of NRGenerating International B.V. to the tax commissioner to limit the tax loss allocation to AUD 377,000,000, as originally requested, on the basis of the fact that the loss allocation forms part of an overall compromise regarding the taxation of NRGenerating International B.V. By letter dated January 14, 2005 the tax commissioner has determined the loss allocation to NRGenerating Holdings (No. 4) B.V. in the amount of AUD 482,154,788.

     The Company believes that it has valid defenses to the legal proceedings, threatened claims, and disputes described above and intends to defend them vigorously. However, these proceedings are inherently subject to many uncertainties. There can be no assurance that additional similar proceedings will not be asserted against the Company or its subsidiaries in the future alleging similar or different theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome of these legal proceedings, threatened claims, and disputes may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

Note 12 — Guarantees

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     We and our subsidiaries enter into various contracts that include indemnification and guarantee provisions as a routine part of our business activities. Examples of these contracts include asset purchase and sale agreements, commodity sale and purchase agreements, joint venture agreements, operations and maintenance agreements, service agreements, settlement agreements, and other types of contractual agreements with vendors and other third parties. These contracts generally indemnify the counter-party for tax, environmental liability, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. In many cases, our maximum potential liability cannot be estimated, since some of the underlying agreements contain no limits on potential liability. The descriptions below update, and should be read in conjunction with our financial statements.

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligation of NRG International LLC was reduced from $1,725.0 million to $1,350.0 million.

     On February 28, 2005, concurrent with the amendment of its debt facility, our Flinders subsidiary issued, under its amended AUD 20.0 million (US $15.7 million) working capital and performance bond facility sponsored by National Australia Bank Limited, an AUD 15.5 million (US $12.0 million) indemnity to the Australia and New Zealand Banking Group Limited (ANZ), the previous sponsor of the facility. The indemnity expires on October 31, 2006 and indemnifies ANZ against potential claims for guarantees or letters of credit issued under the facility prior to February 28, 2005.

     On April 1, 2005, in conjunction with the sale of our interest in the Enfield Energy Center Ltd, a minority-owned, indirectly held affiliate of ours, we issued a guarantee of the obligations of a subsidiary of ours under the sale and purchase agreement, to the buyers of our interest. The maximum liability for this guarantee is estimated to be approximately $55.4 million, subject to adjustments. We do not anticipate that we will be required to perform under this guarantee.

     Because many of the guarantees and indemnities we issue to third parties do not limit the amount or duration of our obligations to perform under them, there exists a risk that we may have obligations in excess of the amounts described above. For those guarantees and indemnities that do not limit our liability exposure, we may not be able to estimate what our liability would be, until a claim was made for payment or performance, due to the contingent nature of these contracts.